Exhibit 5.1

Direct Dial: (503) 419-3002

OPINION OF WHITE & LEE LLP

April 1, 2011

AVI BioPharma, Inc.

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to AVI BioPharma, Inc., an Oregon corporation (the “Company”), in connection with the registration of the offer and sale of 23,000,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-160922) filed on July 31, 2009 and declared effective by the Securities and Exchange Commission (the “Commission”) on August 13, 2009 (the “Registration Statement”).

The offering and sale of the Securities are being made pursuant to the Underwriting Agreement dated April 1, 2011, by and among the Company and Lazard Capital Markets LLC and Piper Jaffray & Co., as representatives of the several underwriters (the “Underwriters”).

We have examined copies of the Underwriting Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Securities, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information,

AVI BioPharma, Inc.

representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that:

•

The Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the Oregon Business Corporation Act.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on

Form 8-K, filed on or about April 1, 2011, for incorporation by reference into the Registration Statement.

Very truly yours,
WHITE & LEE LLP

By:	/s/ William H. Caffee
William H. Caffee

WHC/kh